Exhibit 10.1

APOGEE ENTERPRISES, INC.

EXECUTIVE MANAGEMENT INCENTIVE PLAN

BONUS AWARD AGREEMENT

Fiscal Year 2006

Section 1. Establishment

This Bonus Award Agreement (the “Agreement”) is entered into as of the 13th day of April, 2005, by and between Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), and Russell Huffer, an individual resident of the State of Minnesota (“Participant”).

Section 2. The Plan

The Company has established the Apogee Enterprises, Inc., Executive Management Incentive Plan (the “Plan”) for certain executive officers. Participant has been selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”) to be eligible to participate in the Plan. Participant hereby acknowledges receipt of a copy of the Plan. The Annual Bonus Award made to Participant hereby is subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference herein and made a part hereof.

Section 3. Conditions to Participation

As a condition to participate in the Plan and to receive an Annual Bonus Award, Participant shall execute and return to the Committee a duplicate of this Agreement.

Section 4. Performance Based Award

(a) Performance-Based Award. The Annual Bonus Award is intended to be a Performance-Based Award within the meaning of the Plan, and all of the terms and conditions of this Award shall be interpreted in such a manner so as to qualify all compensation paid hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Performance Objectives. The right to receive a Performance-Based Award shall be determined solely on account of the attainment of one or more pre-established, objective performance goals selected by the Committee in connection with the grant of the Performance-Based Award. Such performance goals may apply to the Participant individually, to an identifiable business unit of the Company and/or to the Company as a whole. The performance objectives and the target and range of the possible Annual Bonus Award for the Participant for the current performance period are set forth in Appendix I.

(c) Performance Periods. The Performance Period for this Annual Bonus Award shall be the 2006 fiscal year of the Company. Following the close of the 2006 fiscal year and prior to payment of any amount to the Participant under the Plan, the Committee must certify in writing as to the attainment of the Performance Objectives upon which any payments to the Participant for the 2006 fiscal year are to be based.

Section 5. Earned Awards

As soon as practicable after the end of the Performance Period, the extent to which the Performance Objectives relating to such Performance Period have been met shall be determined in writing by the Committee. As provided for in the Plan, the maximum Annual Bonus Award which may be awarded to the Participant pursuant to the Plan with respect to any performance period shall not exceed $1,500,000.

Section 6. Award Payments

On or around May 1 following the close of the 2006 fiscal year, and following the determination of the extent to which the Performance Objectives have been met and the amount of the Annual Bonus Award earned by the Participant, the Participant shall be paid either in cash or shares of Common Stock of the Company. The Committee shall determine whether such payment will be made in cash or stock. The Committee shall retain sole and full discretion to reduce, in whole or in part, the amount of any Annual Bonus Award otherwise payable to the Participant under the Plan. Payment of the Annual Bonus Award may be made, subject to any deferred compensation election which may be permitted pursuant to any deferred compensation plan of the Company on which the Participant participates, at such times, with such restrictions and with such conditions as the Committee, in its sole discretion, may determine at the time of the grant of the Annual Bonus Award.

Section 7. Termination of Employment

(a) If the Participant’s employment with the Company or its subsidiaries is terminated during a Performance Period for any reason other than Disability or Retirement (as such terms are defined below) or death, the Participant shall forfeit any and all rights under the Plan and this Agreement relating to such Performance Period and any other Award granted under this Agreement with respect to which any other Performance Period has not yet commenced.

(b) If the Participant’s employment with the Company or its subsidiaries is terminated during a Performance Period as a result of Disability or Retirement (as such terms are defined below) or death, the Participant or the Participant’s beneficiary or estate shall receive a cash settlement after such Performance Period has expired and all performance calculations have been made. Such settlement shall be computed by:

(i) determining the Annual Bonus Award at the end of the Performance Period that would have been earned if the Participant’s employment had continued through the Performance Period, and

(ii) multiplying the result in (i) by a fraction, the numerator of which is the number of full fiscal weeks in such Performance Period that the Participant was an employee of the Company or its subsidiaries and the denominator of which is the number of full fiscal weeks comprising the Performance Period.

Unless the Participant has delivered to the Company a beneficiary designation in a form acceptable to the Company, the cash settlement shall be made according to the laws of descent and distribution upon the death of the Participant.

(c) Disability. For purposes of this Agreement, “Disability” is as defined in the Company’s Tax Relief Investment Plan (1999 Restatement).

(d) Retirement. For purposes of this Agreement, “Retirement” is defined as retirement at age sixty-five.

Section 8. Nature of Payments

Any and all cash or stock payments pursuant to any Annual Bonus Award granted hereunder shall constitute special incentive payments to the Participant, and such payments shall not be taken into account in computing the amount of the Participant’s salary or compensation for purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, profit sharing, bonus, life insurance or other employee benefit plan of the Company or any Affiliate or (ii) any agreement between the Company (or any Affiliate) and the Participant, except to the extent that such plan or agreement expressly provides to the contrary.

Section 9. Interpretations

This Agreement is subject in all respects to the terms of the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.

Section 10. Governing Law

This Bonus Award Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth herein.

APOGEE ENTERPRISES, INC.

By:

Its:

PARTICIPANT